     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 29, 1997

                                                   REGISTRATION NO. 333-21569
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 ___________

                               AMENDMENT NO. 1
                                     TO
                                  FORM S-3
                            REGISTRATION STATEMENT
                                   UNDER
                          THE SECURITIES ACT OF 1933
                                 ___________

                          SPINNAKER INDUSTRIES, INC.
            (Exact name of registrant as specified in its charter)

       DELAWARE                                   06-0544125
(State of incorporation)              (I.R.S. employer identification no.)

                       600 N. PEARL STREET, SUITE 2160
                             DALLAS, TEXAS 75201
                                 214-855-0032
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  ___________

                               NED N. FLEMING, III
                                   PRESIDENT
                            SPINNAKER INDUSTRIES, INC.
                         600 N. PEARL STREET, SUITE 2160
                               DALLAS, TEXAS 75201
                                  214-855-0032
     (Name, address including zip code, and telephone number, including area code, of agents for service)

                                   ___________

                                     COPY TO:

                                  Timothy R. Vaughan
                               Crouch & Hallett, L.L.P.
                            717 N. Harwood St., Suite 1400
                                 Dallas, Texas 75201
                                    (214) 953-0053

    Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                  ___________

                         CALCULATION OF REGISTRATION FEE

                                                      PROPOSED MAXIMUM   PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF             AMOUNT BEING   OFFERING PRICE   AGGREGATE OFFERING     AMOUNT OF
   SECURITIES BEING REGISTERED           REGISTERED      PER SHARE           PRICE          REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------
Common Stock, no par value..........   180,962 shares     $38.75(1)        $7,012,278         $2,124.93
-------------------------------------------------------------------------------------------------------------
Class A Common Stock, no par value..   171,428 shares     $53   (2)        $9,085,684         $2,753.24
-------------------------------------------------------------------------------------------------------------
Total...............................   352,390 shares      --             $16,097,962         $4,878.17(3)


(1) Estimated solely for purposes of calculating the amount of the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933 based on the average of the bid and ask prices for the Common Stock as reported on the Nasdaq National Market, Small Cap Market on April 25, 1997.

(2) Estimated solely for purposes of calculating the amount of the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933 based on the average of the bid and ask prices for the Class A Common Stock as reported on the Nasdaq National Market, Small Cap Market on February 7, 1997.

(3) This fee was previously paid.

                                  ___________

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8, MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              SPINNAKER INDUSTRIES, INC.
                         171,428 SHARES, CLASS A COMMON STOCK
                             180,962 SHARES, COMMON STOCK

                                     -----------

    The 171,428 shares (the "Class A Shares") of Class A Common Stock, no par value (the "Class A Common Stock"), and the 180,962 shares (the "Common Shares") of Common Stock, no par value (the "Common Stock"), of Spinnaker Industries, Inc., a Delaware corporation (the "Company"), offered hereby are being sold by the Selling Stockholders (as defined). See "Selling Stockholders." The Company will not receive any of the proceeds from the sale of the Class A Shares or the Common Shares offered hereby.

    The Class A Shares and the Common Shares may be offered by the Selling Stockholders from time to time in open market transactions (which may include block transactions) or otherwise in the over-the-counter market through the Nasdaq National Market, Small Cap Market (the "Small Cap"), or in private transactions at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Class A Shares and the Common Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or purchasers of the Class A Shares and the Common Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders and any broker-dealer acting in connection with the sale of the Class A Shares and the Common Shares offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), in which event any discounts, concessions or commissions received by them, which are not expected to exceed those customary in the types of transactions involved, or any profit on resales of the Class A Shares and the Common Shares by them, may be deemed to be underwriting commissions or discounts under the Act. The offering contemplated hereby will terminate as to the Class A Shares and the Common Shares upon the earlier to occur of (i) the sale of all the Class A Shares and the Common Shares by the Selling Stockholders or
(ii) July 17, 1999, pursuant to certain agreements to which the Company and each of the Selling Stockholders are parties. See "Selling Stockholders."

    The costs, expenses and fees incurred in connection with the registration of the Class A Shares and the Common Shares, which are estimated to be $17,378.17 (excluding selling commissions and brokerage fees incurred by the Selling Stockholders), will be paid by the Company, which has also agreed to indemnify certain of the Selling Stockholders against certain liabilities, including liabilities under the Act.

    SEE "RISK FACTORS" BEGINNING ON PAGE 3 HEREOF FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY POTENTIAL PURCHASERS OF THE CLASS A COMMON STOCK OR THE COMMON STOCK.

    The Class A Common Stock and the Common Stock are traded on the Small Cap under the symbols "SPNI-A" and "SPNI," respectively. The last reported sale prices of the Class A Common Stock and the Common Stock on the Small Cap on April 24, 1997 were $58 and $43 per share, respectively.

                                     -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                     -----------

                    The date of this Prospectus is April  29, 1997.

                                AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at its offices at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10046. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, such material can be inspected at the offices of the Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    Reports, proxy statements and other information concerning the Company can also be obtained electronically through a variety of databases, including among others, the Commission's Electronic Data Gathering, Analysis and Retrieval program, Knight-Ridder Information, Inc., Federal Filings/Dow Jones and Lexis/Nexis. Additionally, the Commission maintains a Website (at http://www.sec.gov) that contains such information regarding the Company.

                         DOCUMENTS INCORPORATED BY REFERENCE

    The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference:

         1. the Company's Annual Report on Form 10-K for the year ended December 31, 1996, dated March 29, 1997, including all amendments thereto; and

         2. the descriptions of the Class A Common Stock and the Common Stock which are contained in the Company's latest registration statement filed under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

    All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Class A Shares and the Common Shares hereunder shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of the filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus.

    The Company will provide without charge to each person, including any beneficial owner of Class A Common Stock or Common Stock, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of the documents incorporated by reference herein, other than exhibits to such documents not specifically incorporated by reference. Such requests should be directed to Spinnaker Industries, Inc., 600 N. Pearl Street, Suite 2160, Dallas, Texas 75201, Attention: President (telephone (214) 855-0032).

                                     RISK FACTORS

    Prospective investors should carefully consider the following factors in addition to the other information set forth in this Prospectus before making an investment in the Class A Shares or the Common Shares.

SUBSTANTIAL LEVERAGE AND ABILITY TO SERVICE DEBT

    In connection with the acquisitions of its principal businesses, the Company and its subsidiaries have incurred significant indebtedness. The level of the Company's indebtedness could have important consequences to holders of the Class A Shares or the Common Shares, including: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions may be limited; and (iii) the Company's level of indebtedness could limit its flexibility in reacting to changes in the industry and economic conditions generally. Certain of the Company's competitors currently operate on a less leveraged basis, and have significantly greater operating and financing flexibility than the Company.

RESTRICTIONS IMPOSED BY TERMS OF THE COMPANY'S INDEBTEDNESS

    Pursuant to the offering of the Company's 10 3/4% Senior Secured Notes due 2006 (the "Notes"), the Company entered into an indenture, dated October 23, 1996 (the "Indenture"), by and between the Company, Brown-Bridge Industries, Inc., Central Products Company and Entoleter, Inc., as guarantors (the "Guarantors"), and The Chase Manhattan Bank, as Trustee. The Indenture restricts, among other things, the Company's and the Guarantors' ability to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur indebtedness that is subordinate in right of payment to any senior indebtedness of the Company or senior indebtedness of a Guarantor and senior in right of payment to the Notes or the related guarantees, as the case may be, impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Company, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. In addition, the Company entered into a new credit facility (the "New Credit Facility") concurrently with the initial offering of the Notes, which contains other restrictive covenants that will prohibit the Company from prepaying its other indebtedness (including the Notes). The New Credit Facility also requires the Company to maintain specified financial ratios and satisfy certain financial condition tests. The Company's ability to meet those financial ratios and tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. A breach of any of these covenants could result in a default under the New Credit Facility and/or the Indenture. Upon the occurrence of an event of default under the New Credit Facility, the lenders could elect to declare all amounts outstanding under the New Credit Facility, together with accrued interest, to be immediately due and payable. If the Company were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. If the lenders under the New Credit Facility accelerate the payment of the indebtedness, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the other indebtedness of the Company, including the Notes. The substantial majority of the assets of the Guarantors (consisting of accounts receivable, inventory and general intangibles (and certain related assets) and all proceeds thereof) has been pledged as security under the New Credit Facility.

MANAGEMENT OF GROWTH

    As a result of strategic acquisitions and internal growth, the Company's net sales have grown from $6.4 million in fiscal 1993 to $246.5 million in fiscal 1996; however, there can be no assurance as to the Company's future growth rates. As the Company's business develops and expands, the Company may need to implement enhanced operational and financial systems (some of which are already in the process of being implemented) and may require additional employees and management, operational and financial resources. There can be no assurance that the Company will be able to successfully implement and maintain such operational and financial systems or successfully obtain, integrate and utilize the required employees and management, operational and financial resources to manage a developing and expanding business. Failure to implement such systems successfully and use such resources effectively could have a material adverse effect on the Company. Furthermore, although the Company's growth strategy contemplates future acquisitions and other arrangements, there can be no assurance that such business opportunities will be available, or, if available, will be consummated.

LACK OF COMBINED OPERATING HISTORY

    The Company acquired its principal subsidiaries, Central Products Company ("Central Products") and Brown-Bridge Industries, Inc. ("Brown-Bridge), in October 1995 and September 1994, respectively. Although each of the Company's principal businesses was an established company with a long operating history prior to its acquisition by the Company, these businesses have only been managed on a combined basis by the Company's present management for a relatively short period of time. There can be no assurance that such combined operations will be successful.

COMPETITION

    The Company competes with other national and regional manufacturers in many product segments. Certain of the Company's principal competitors are less highly-leveraged than the Company and have greater financial resources than the Company. As a result of the competitive environment in the markets in which the Company operates, the Company faces (and will continue to face) pressure on sales prices of its products. As a result of such pricing pressures, the Company may in the future experience reductions in the profit margins on its sales, or may be unable to pass future raw material price increases on to its customers (which would also reduce profit margins).

    Furthermore, the Company's principal competitors will be better able to withstand changes in conditions within the industries in which the Company operates and have significantly greater operating and financial flexibility than the Company. There can be no assurance that the Company will not encounter increased competition in the future, which could have a material adverse effect on the Company's business.

EXPOSURE TO FLUCTUATIONS IN RAW MATERIAL COSTS; PRESSURE ON MARGINS

    Raw materials are the most significant cost component in the Company's production process. Future increases in raw material pricing present a potential risk to the Company's gross profit margins to the extent that the Company is unable to pass along price increases to its customers on a timely basis.

SUPPLY AGREEMENTS

    The Company has entered into, and in the future expects to enter into, supply agreements with various customers. Pursuant to these agreements, the Company may agree to supply certain requirements of its customers. However, these agreements may not obligate the customers to purchase any given amount of product from the Company. Accordingly, notwithstanding the existence of certain supply agreements, the Company faces the risk that customers do not purchase the amounts expected by the Company pursuant to such supply agreements.

ENVIRONMENTAL REGULATIONS

    The Company is subject to environmental laws and regulations governing emissions to the air, discharges to waterways, and generation, handling, storage, transportation, treatment and disposal of waste materials. The Company is also subject to other federal and state laws and regulations regarding health and safety matters. Environmental laws and regulations are constantly evolving and it is impossible to predict the effect that these laws and regulations will have on the Company in the future. While the Company believes it is currently in substantial compliance with all such environmental laws and regulations, there can be no assurance that it will at all times be in complete compliance with all such requirements. In addition, although the Company believes that any noncompliance is unlikely to have a material adverse effect on the Company, it is possible that such noncompliance could have a material adverse effect on the Company. The Company has made and will continue to make capital expenditures to comply with environmental requirements. As is the case with manufacturers in general, if a release of hazardous substances occurs on or from the Company's properties or any associated offsite disposal location, or if contamination from prior activities is discovered at any of the Company's properties, the Company may be held liable and the amount of such liability could be material.

CONTROLLING STOCKHOLDER

    At December 31, 1996, Lynch Manufacturing Corporation ("LMC") beneficially owned approximately 74% and 73% of the outstanding Class A Common Stock and the outstanding Common Stock, respectively, (each on a fully diluted basis). By virtue of such stock ownership, LMC and its affiliates, including Lynch Corporation ("Lynch"), have the power to control all matters submitted to stockholders of the Company and to elect all directors of the Company and its subsidiaries. The interests of LMC and its affiliates may differ from the interests of other holders of the Common Stock and Class A Common Stock. On August 16, 1996, the Company effected a two-for-one stock split (the "Stock Split") on its then outstanding common stock, no par value (the "Old Stock"), whereby the outstanding shares of Old Stock were reclassified as shares of "Class A Common Stock" and each of the Company's stockholders of record on August 5, 1996, received, for each share of Old Stock held by such stockholder as of that date, one share of the newly authorized Common Stock. Each share of Common Stock has 1 10 the voting rights of a share of the Class A Common Stock. As a result of the Stock Split, Lynch has the ability to liquidate a substantial portion of its equity position in the Company without enduring a corresponding decrease in its voting power or control over the Company.

DEPENDENCE ON KEY PERSONNEL

    The Company's success will continue to depend to a significant extent on its executives and other key management personnel. In addition, the success of certain of the Company's acquisitions may depend, in part, on the Company's ability to retain management personnel of the acquired companies. There can be no assurance that the Company will be able to retain its executive officers and key personnel or attract additional qualified management in the future. The loss of Richard J. Boyle or Ned N. Fleming, III, the Chairman and Chief Executive Officer and President, respectively, of the Company, or other key personnel, could have a material adverse effect on the Company's business, prospects, financial condition or results of operations.

POTENTIAL LABOR DISPUTES

    Approximately 200 of the Company's hourly employees are covered by collective bargaining agreements that expire in 1998, and approximately 20 additional hourly employees are covered by a collective bargaining agreement that expires in April 1999. Although the Company believes that its relations with its employees are good and the Company has not experienced organized work stoppages or slowdowns, there can be no assurance that the Company will not experience work stoppages or slowdowns in the future. In addition, there can be no assurance that the Company's non-union facilities will not become subject to labor union organizational efforts.

POSSIBLE VOLATILITY OF STOCK PRICE

    Prices for the Class A Common Stock and the Common Stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for both the Class A Common Stock and the Common Stock, investor perception of the Company, and general economic and market conditions. Variations in the Company's operating results, general trends in the industry and other factors could cause the market price of the Class A Common Stock and the Common Stock to fluctuate significantly. In addition, general trends and developments in the industry, government regulation and other factors could have a significant impact on the price of the Class A Common Stock and the Common Stock. The stock market has, on occasion, experienced extreme price and volume fluctuations that have often particularly affected market prices for smaller companies and that often have been unrelated or disproportionate to the operating performance of the affected companies, and the price of either the Class A Common Stock and the Common Stock could be affected by such fluctuations.

                                     THE COMPANY

    The Company's principal offices are located at 600 N. Pearl Street, Suite 2160, Dallas, Texas 75201, Attention: President (telephone (214) 855-0032).

                                      MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The name, age and position(s) of each director and executive officer and certain other officers of the Company is as follows:


                                                 PRINCIPAL POSITION
NAME                                AGE      AND OFFICES WITH THE COMPANY
----                                ---      ----------------------------
Richard J. Boyle ................... 62  Chairman and Chief Executive Officer
Ned N. Fleming, III ................ 36  President and Director
Philip Wm. Colburn ................. 68  Director
Robert E. Dolan .................... 45  Director
Frank E. Grzelecki ................. 59  Director
Joseph P. Rhein .................... 70  Director
Anthonie C. van Ekris .............. 62  Director
K. C. Caldabaugh ................... 50  President--Brown-Bridge
John R. Powers ..................... 64  President--Central Products
Mark R. Matteson ................... 33  Vice President, Corporate Development
Jim W. Toman ....................... 45  Controller and Assistant Secretary


RICHARD J. BOYLE

    Mr. Boyle has been a director and Chairman and Chief Executive Officer of the Company since June 1994. He also has served as a Managing Director of BF since 1993. From 1990 to 1992, he was President and Chief Executive Officer of LTV Aerospace and Defense Company, a manufacturer of aircraft, missiles and specialty vehicles. He was Corporate Vice President, Marketing and Business Development of Honeywell Inc., a provider of products and systems for the industrial, building, space and marine markets from 1987 to 1990. Mr. Boyle is a director of several privately-held companies.

NED N. FLEMING, III

    Mr. Fleming became a member of the Board of Directors and President of the Company in June 1994. In addition, Mr. Fleming is a Managing Director of BF, a position he has held since 1993. From 1988 to 1993, he was an Associate at Cardinal Investment Company, Inc., an investment concern. Mr. Fleming serves on the board of directors of several privately-held companies.

PHILIP WM. COLBURN

    Mr. Colburn, elected to the Board of Directors of the Company in March
1996, has been the Chairman of Allen Telecom, Inc. ("ATI") since 1988. From
1988 to 1992, Mr. Colburn was the Chief Executive Officer of ATI. Mr. Colburn is a director of ATI, Superior Industries International, Earl Scheib, Inc. and TransPro, Inc.

ROBERT E. DOLAN

    Mr. Dolan became a director of the Company in November 1995. Since
February 1992, he has been the Chief Financial Officer of Lynch, and he has been its Controller since May 1990. From 1984 to 1989, Mr. Dolan was the Corporate Controller of Plessy North America Corporation, which was formerly a United States subsidiary of a United Kingdom defense electronics and telecommunications company.

FRANK E. GRZELECKI

    Mr. Grzelecki has served as a director since January 23, 1997. Mr. Grzelecki is President and Chief Operating Officer of Handy & Harman, a New York-based diversified manufacturer. Prior to being named President and Chief Operating officer in 1992, Mr. Grzelecki had served as Vice Chairman of Handy & Harman since 1989. Prior to joining Handy & Harman, Mr. Grzelecki was a management consultant. From 1984 until 1986, he was a Corporate Executive Vice President and a member of the board of directors of Beatrice Companies, Inc., where he also served as President of the Beatrice Consumer Products division. Mr. Grzelecki currently serves on the board of directors of Handy & Harman, The Morgan Group, Inc., Chartwell Re Corporation and Barnes Group, Inc.

JOSEPH P. RHEIN

    Mr. Rhein has served as director of the Company since 1992 and has been a business consultant since 1989. From 1969 to 1989, he was Vice President of Finance of SPS Technologies, Inc., a diversified world-wide manufacturing company.

ANTHONIE C. VAN EKRIS

    Mr. van Ekris has been a director of the Company since December 1995.
Mr. van Ekris is Chairman and Chief Executive Officer of Balmac International, Inc., a New York based importer of coffee and cocoa and exporter of refrigeration equipment, a position he has held since 1991. He also serves as a Director of Stahel (America), Inc., The Gabelli US Treasury Money Market Fund, Gabelli Gold Fund, Gabelli International Growth Fund, Inc., The Gabelli Growth Fund, The Gabelli Asset Fund, The Gabelli Convertible Securities Fund, Inc., The Gabelli Small Cap Growth Fund, The Gabelli Equity Income Fund, The Gabelli Global Telecommunications Fund, The Gabelli Global Convertible Securities Fund, The Gabelli Global Interactive Couch Potato Fund and The Gabelli Capital Asset Fund.

OTHER EXECUTIVE OFFICERS OF THE COMPANY

K. C. CALDABAUGH

    Mr. Caldabaugh has been the President of Brown-Bridge since September 1994. From 1987 to 1993, he served in various capacities (most recently as Senior Vice President and Chief Financial Officer) of LTV Corporation, a diversified manufacturing firm. From 1979 to 1987, he served as Senior Vice President and then Executive Vice President and Chief Financial Officer of The Charter Company, a diversified concern.

JOHN R. POWERS

    Mr. Powers joined Central Products in 1979 and has been its President since 1981. Mr. Powers currently serves on the Board of Directors of Wisconsin Paper Group and the First National Bank of Menasha.

MARK R. MATTESON

    Mr. Matteson became Vice President, Corporate Development of the Company in January 1995. During 1994, he was an Associate at BF. From 1992 to 1994,
Mr. Matteson was a Managing Associate at George Group, Incorporated, a corporate re-engineering consulting firm. From 1990 to 1992, Mr. Matteson attended graduate business school at Georgetown University where he earned a Masters degree in business administration.

JAMES W. TOMAN

    Mr. Toman has been Controller of the Company since January 1995. From 1991 to 1994, he was Chief Financial Officer of Entoleter, Inc. Mr. Toman served as the Controller of Oxford Health Plans, Inc. from 1988 until 1991, and, from 1986 to 1988, served as the Assistant Treasurer at Moore McCormack Resources, Inc.


                                 SELLING STOCKHOLDERS

    The table below sets forth the beneficial ownership of the Company's common stock by the persons selling shares of Class A Common Stock and Common Stock pursuant to this Prospectus (the "Selling Stockholders") at January 31, 1997, and after giving effect to the sale of the shares of Class A Common Stock and Common Stock offered hereby. Each of the persons named below has sole voting and investment power with respect to the shares of Class A Common Stock and Common Stock beneficially owned by him or it.


                                                                                                        PERCENTAGE OF
                                                                                                         OUTSTANDING
                                                                                                           SHARES
                                         SHARES OWNED            SHARES           SHARES OWNED           OWNED AFTER
                                     BEFORE THE OFFERING     OFFERED HEREBY    AFTER THE OFFERING        THE OFFERING
                                     -------------------   ----------------    ------------------     ---------------
                                       CLASS A             CLASS A             CLASS A                CLASS A
                                       COMMON     COMMON   COMMON    COMMON    COMMON      COMMON     COMMON     COMMON
                                        STOCK      STOCK    STOCK     STOCK    STOCK(1)   STOCK(1)    STOCK(1)   STOCK(1)
                                        -----      -----    -----     -----    --------   --------    --------   --------
Delaware Group Trend Fund, Inc. (2)    164,428    164,428  164,428   164,428       -          -           -          -
Delaware Group Premium Fund, Inc.,
  for the Emerging Growth Series (2)     7,000      7,000    7,000     7,000       -          -           -          -
Richard J. Boyle (3)                         -        472        -       472       -          -           -          -
Michael L. George (3)                        -        472        -       472       -          -           -          -
Lane T. Fleming (3)                          -        472        -       472       -          -           -          -
Mark Matteson (3)                            -        143        -       143       -          -           -          -
George Group Partners (3)                    -        830        -       830       -          -           -          -
Mark Curcio (3)                              -         47        -        47       -          -           -          -
James B. Fleming, Jr. (3)                    -        358        -       358       -          -           -          -
Grant Wilkinson (3)                          -         36        -        36       -          -           -          -
K.C. Caldabaugh (3)                          -      4,379        -     4,379       -          -           -          -
Andrew Aarons (3)                            -         36        -        36       -          -           -          -
Stuart Postle (3)                            -         72        -        72       -          -           -          -
Richard T. Ray (3)                           -      1,829        -     1,829       -          -           -          -
Christopher M. Beige (3)                     -        236        -       236       -          -           -          -
Arthur W. Smith, III (3)                     -         57        -        57       -          -           -          -
Joseph Sentendrey (3)                        -         95        -        95       -          -           -          -

-----------
(1) Assumes that all of the Class A Shares and the Common Shares offered hereby are sold.

(2) Aquired their shares of Class A Common Stock and Common Stock from Alco Standard Corporation ("Alco") in a private sale effected in July 1996. Alco had acquired the shares in connection with the repayment of a portion of outstanding indebtedness owed to Alco, which was incurred by the Company in connection with its acquisition of Central Products from Alco in September 1995.

(3) Former minority stockholders (the "Minority Stockholders") of Brown-Bridge Industries, Inc., a former majority owned subsidiary of the Company ("BBI"), who acquired their shares in connection with the merger (the "Merger") of BBI with and into Brown-Bridge, which was a newly-formed, wholly-owned subsidiary of the Company. These shareholders acquired their equity interest in BBI in connection with the Company's acquisition of BBI in September 1994, on the same terms and conditions as the Company.

    The Company is registering the Class A Shares and the Common Shares owned by the Delaware Group Trend Fund, Inc., and Delaware Group Premium Fund, Inc., for the Emerging Growth Series pursuant to certain registration rights granted to them pursuant to a Registration Rights Agreement entered in connection with their purchase of the shares from Alco. The Minority Shareholders' shares of Common Stock are being registered pursuant to piggy-back registration rights granted to them by the Company in connection with the Merger. The offering of the Class A Shares and the Common Shares contemplated hereby will terminate on July 17, 1999, or such earlier date as all shares of Class A Common Stock and Common Stock offered hereby have been sold.

                                    LEGAL MATTERS

    The validity of the Class A Shares and the Common Shares offered hereby has been passed upon by Crouch & Hallett, L.L.P., Dallas, Texas.

                                       EXPERTS

    The consolidated financial statements and schedules of Spinnaker Industries, Inc. appearing in its Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference, which report, as to the years 1995 and 1996, is based in part on the report of Deloitte & Touche LLP, independent auditors. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP and Deloitte & Touche LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firms as experts in accounting and auditing.

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following expenses will be paid by the Company:

ITEM

                                                     Amount(1)
                                                    ----------
SEC registration fee                                $ 4,878.17
Legal fees and expenses                               7,000.00
Accounting fees                                       3,000.00
Miscellaneous                                         2,500.00
                                                    ----------
    Total                                           $17,378.17
                                                    ----------
                                                    ----------

___________

(1) All items other than SEC registration fee are estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the General Corporation Law of the State of Delaware provides generally and in pertinent part that a Delaware corporation may indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise and to purchase indemnity insurance on behalf of its directors and officers.

    The Company's Certificate of Incorporation, as amended, eliminates to the fullest extent permissible under the General Corporation Law of Delaware the liability of directors to the Company and the stockholders for monetary damages for breach of fiduciary duty as a director. This provision states that it does not eliminate liability of a director (a) for any breach of a director's duty of loyalty to the Company or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (c) in connection with payment of any illegal dividend or illegal stock repurchase; or (d) for any transaction from which the director derives an improper personal benefit.

    The Bylaws of the Company provide that indemnification of directors and officers shall be provided to the fullest extent permitted under Delaware law and the Company's Certificate of Incorporation. Lynch, the Company's controlling stockholder, has obtained an insurance policy insuring the directors and officers the Company against certain liabilities, if any, that arise in connection with the performance of their duties on behalf of the Company and its subsidiaries.

ITEM 16. EXHIBITS.

3.1(a) --  Certificate of Incorporation of the Registrant, (filed as Exhibit
           3(i) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, and amendment filed as Exhibit 2.1 to the Registrant's Report on Form 8-A dated August 13, 1996)

(b)    --  Certificate of Amendment to the Certificate of Incorporation of the
           Registrant (filed as Exhibit 3.2 to the Registrant's Report on Form 8-A dated August 13, 1996).

3.2    --  Bylaws of the Registrant (filed as Exhibit 3(ii) to the
           Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994)

5      --  Opinion of Crouch & Hallett, L.L.P. (1)

23.1   --  Consent of Ernst & Young LLP (1)

23.2   --  Consent of Deloitte & Touche LLP (1)

23.3   --  Consent of Crouch & Hallett, L.L.P. (included in opinion filed as
           Exhibit 5 hereto)

24     --  Power of Attorney (2)

___________

(1) Filed herewith.

(2) Previously filed.

ITEM 17. UNDERTAKINGS.

    (a) RULE 415 OFFERING

    The registrant hereby undertakes (1) to file, during any period in which offers or sales are being made of the Class A Shares and the Common Shares registered hereby, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE

    The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) INDEMNIFICATION FOR LIABILITY UNDER THE SECURITIES ACT OF 1934

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas and State of Texas on the 29th day of April, 1997.

                                       SPINNAKER INDUSTRIES, INC.


                                       /s/ NED N. FLEMING, III
                                       ----------------------------------
                                       Ned N. Fleming, III
                                       PRESIDENT



    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on April 29, 1997.

         SIGNATURE                                        TITLE
         ---------                                        -----

             *
---------------------------    Chairman of the Board and Chief Executive Officer
Richard J. Boyle               (Principal Executive Officer)

/s/ NED N. FLEMING, III
---------------------------
Ned N. Fleming, III            President and Director


             *
---------------------------    Controller and Assistant Secretary (Principal
James W. Toman                 Financial and Accounting Officer)

             *
---------------------------
Philip Wm. Colburn             Director


             *
---------------------------    Director
Robert E. Dolan


             *
---------------------------
Frank E. Grzelecki             Director


             *
---------------------------
Joseph P. Rhein                Director

             *
---------------------------
Anthonie C. van Ekris          Director


*By: /s/ NED N. FLEMING, III
    ------------------------
      Ned N. Fleming, III
       ATTORNEY-IN-FACT

                                 EXHIBIT LIST

3.1(a) -- Certificate of Incorporation of the Registrant, (filed as Exhibit
          3(i) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994)

(b) -- Certificate of Amendment to the Certificate of Incorporation of the Registrant (filed as Exhibit 3.2 to the Registrant's Report on Form 8-A dated August 18, 1996).

3.2 -- Bylaws of the Registrant (filed as Exhibit 3(ii) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31,
          1994)

5      -- Opinion of Crouch & Hallett, L.L.P. (1)

23.1   -- Consent of Ernst & Young LLP (1)

23.2   -- Consent of Deloitte & Touche LLP (1)

23.3   -- Consent of Crouch & Hallett, L.L.P. (included in opinion filed as
          Exhibit 5 hereto)

24     -- Power of Attorney (2)

___________

(1) Filed herewith.

(2) Previously filed.